EXCHANGE AGREEMENT

           THIS EXCHANGE AGREEMENT ("Agreement") dated the 13th day of December, 1995, is made and entered into by and among Blue Cross and Blue Shield of New Jersey, Inc. ("BCBS"), a New Jersey health service corporation, Health Care
Service Corporation ("HCSC"), an Illinois legal mutual reserve company, Independence Blue Cross ("IBC"), a Pennsylvania non-profit hospital service plan corporation, Pierce County Medical Bureau, Inc. ("PCMB"), a Washington non-profit corporation, and Charter Medical Corporation ("Charter"), a Delaware corporation. (Each of BCBS, HCSC, IBC and PCMB is referred to in this Agreement as a "Seller" and together as the "Sellers").

           WHEREAS, on the date of this Agreement, Charter is purchasing from Sellers, Medical Service Association of Pennsylvania ("MSAP") and Veritus, Inc. ("VI") an aggregate of 5,908.76 shares of the common stock, par value $0.01 per share ("GSHS Shares"), of Green Spring Health Services, Inc., a Delaware corporation ("GSHS") pursuant to a Stock Purchase Agreement, dated November 14, 1995, among GSHS, Charter, MSAP, VI and Sellers (the "Stock Purchase Agreement");

           WHEREAS, upon closing of the stock purchase transaction contemplated by the Stock Purchase Agreement, Charter and Sellers will own all of the issued and outstanding capital stock of GSHS ("GSHS Shares"); and

           WHEREAS, as a condition to the closing of the stock purchase contemplated by the Stock Purchase Agreement, Sellers and Charter are entering into this Agreement, which contains the option, subject to the provisions of this Agreement, of Sellers to exchange their GSHS Shares for shares of the common stock, par value $0.25 per share ("Charter Common Stock") of Charter or for Charter's nonnegotiable subordinated promissory notes;

           WHEREAS, following consummation of the transactions contemplated by the Stock Purchase Agreement, Sellers and Charter will own beneficially and of record GSHS Shares as follows:

                                                     Number of
           Stockholder                            GSHS Shares Owned
           -----------                            -----------------

           Charter                   --                 6,877.80
           BCBS                      --                 1,652.02
           HCSC                      --                 1,652.02
           IBC                       --                 1,652.02
           PCMB                      --                 1,652.02

           NOW, THEREFORE, the parties to this Agreement agree as follows:

                                   SECTION ONE

                                  EXCHANGE RIGHTS

           0.1 Value for Exchange Purposes -- GSHS Shares. Sellers and Charter agree that, for purposes of exchanges under this Agreement, (a) the 6,608.08 GSHS Shares owned in the aggregate by Sellers on the date of this Agreement have an aggregate value of $81.83 million ("Sellers' GSHS Value"), and (b) each GSHS Share owned by a Seller has a value of $12,383.32, subject to adjustment pursuant to
Section 3 (such per GSHS share value, as the same may be adjusted from time to time pursuant to Section 3, the "PGSSV").

           0.2 Exchange Price - Charter Common Stock. Sellers and Charter agree that, for purposes of exchanges under this Agreement of GSHS Shares for shares of Charter Common Stock during the Exchange Period (as defined), the exchange price of Charter Common Stock per share shall be $23, subject to adjustment pursuant to Section 3 (such exchange price, as the same may be adjusted from time to time pursuant to Section 3, the "Exchange Price").

           0.3 Each Seller's Right to Exchange. Subject to and on the terms and conditions set forth in this Agreement, each Seller, individually and not jointly, at any time and from time to time during the period commencing on the date of this Agreement through the third anniversary of the date of this Agreement (the "Exchange Period") shall have the right to exchange (an "Exchange") all or any portion (but not less than 82 GSHS Shares, subject to adjustment pursuant to Section 3) of the GSHS Shares owned by it for either:

           (a) That number of whole shares of Charter Common Stock determined by dividing (i) the result of (X) the number of GSHS Shares to be exchanged in an Exchange multiplied by (Y) the PGSSV, by (ii) the Exchange Price (each such Exchange, a "Stock Exchange"); provided, that no fractional shares of or interests in Charter Common Stock shall be issued as the result of a Stock Exchange, and fractional interests shall be rounded up or down to the nearest whole number of shares.

           (b) A Note (as defined) in an original principal amount determined by multiplying (i) the number of GSHS Shares to be exchanged in an Exchange by (ii) the PGSSV (each such Exchange, a "Note Exchange"); provided that the principal amount of each Note shall be in whole U.S. dollars only, and fractions of a dollar shall be rounded up or down to the nearest whole dollar. In the event of any Note Exchange, Charter may elect, in its sole discretion upon notice pursuant to Section 9.11 not more than five business days after receipt by Charter of a notice of exchange relating to a Note Exchange, to pay to the Seller making such Exchange a cash payment equal to all, but not less than all, of the original principal amount of the Note to be issued in such Exchange in lieu of issuing such Note (a "Cash Election").

           0.4 Note Defined. The term "Note"  (collectively,  the "Notes") means
(a) Charter's nonnegotiable, subordinated promissory note in the form of Exhibit A; (b) executed on behalf of Charter by a duly authorized officer and attested by Charter's Secretary or an Assistant Secretary; (c) made payable to a Seller upon a Note Exchange; (d) dated the date of a Note Exchange; and (e) completed in a principal amount determined pursuant to Section 1.3.(b).

           0.5 Other Exchange Terms. Each Exchange and all Exchanges shall be on and subject to the following terms and conditions:

           (a) Each Exchange must be in whole a Stock Exchange or a Note Exchange; provided, however, that a Seller may make both a Stock Exchange and a Note Exchange on the same day; provided that each such Exchange is in accordance with this Agreement.

           (b) No Exchange, as provided in Section 1.3, shall be an exchange of less than 82 GSHS Shares (subject to adjustment pursuant Section 3); each Exchange shall be only for a whole number of GSHS Shares.

           0.6 Notice of an Exchange. This Section 1.6 provides the exclusive means and required procedure for the making of an Exchange by a Seller. A Seller may make an Exchange by giving written notice to Charter pursuant to Section 9.11, and such notice shall be signed on behalf of such Seller by a duly authorized officer of such Seller and shall include the following:

           (a) The date of the Exchange, which date shall be designated by Seller and shall be not less than ten business days and not more than 20 business days after Charter's receipt (as notices are deemed to be received under Section 9.11) of the notice (the "Exchange Date").

           (b)      The number of whole GSHS Shares to be exchanged.

           (c)      The type of Exchange (Stock or Note).

           (d) If the Exchange is a Stock Exchange, the number of certificates for shares of Charter Common Stock to be issued upon Exchange and the denomination of each such certificate.

           (e) Seller's acknowledgment that a notice of an Exchange shall be irrevocable by Seller, and not subject to amendment or withdrawal, after the close of business on the 5th business day prior to the Exchange Date.

           Each Exchange shall be on and subject to the following terms and conditions:

           (i) Notice of an Exchange must be received by Charter (as notices are deemed to be received pursuant to Section 9.11) not earlier than the 20th business day prior to the Exchange Date and not later than the 10th business day prior to the Exchange Date.

    (ii) A notice of an Exchange shall be irrevocable from and after the 5th business day prior to an Exchange Date.

   (iii) Certificates for shares of Charter Common Stock issuable upon a Stock Exchange shall be registered only in the name of the exchanging Seller and in denominations of not less than 1,000 shares of Charter Common Stock, except that one certificate issued in an Exchange may be for less than 1,000 shares.

    (iv) One Note (and not more than one Note) shall be issued upon each Note Exchange, and the payee of each such Note shall be the exchanging Seller.

     (v)   Exchanges shall otherwise be effected in accordance with Section 2.

           0.7 Deliveries. Subject to Section 2.1, delivery by an exchanging Seller to Charter of a certificate or certificates for the GSHS Shares being exchanged in an Exchange shall be made on the Exchange Date at the office of Charter listed in Section 9.11, and delivery by Charter to an exchanging Seller of a certificate or certificates for shares of Charter Common Stock, a Note, or cash payment in lieu of a Note, as the case may be, shall be made on the Exchange Date against receipt by Charter of such certificate or certificates for the GSHS Shares being exchanged. With respect to an Exchange, Charter and the exchanging Seller shall have the right, by mutual agreement, to change the manner, time and place of such deliveries without having to amend this Agreement. (The deliveries provided by this Section 1.7 are referred to as an "Exchange Closing.")


                                  SECTION TWO

                  ISSUANCE AND DELIVERY OF SHARES AND NOTES

           2.1 Issuance and Delivery of Shares of Charter Common Stock to a Seller. In the case of a Stock Exchange, at the Exchange Closing, Charter shall issue and deliver to the exchanging Seller one or more certificates for shares of Charter Common Stock in definitive form, registered in the name of such Seller for the applicable number of shares of Charter's Common Stock. All shares of Charter Common Stock issued upon an Exchange shall, upon issuance, be duly and validly issued, fully paid and nonassessable, not in violation of any pre-emptive rights, and free from all taxes, liens and charges with respect to such shares. Charter has reserved and will at all times during the Exchange Period reserve and keep available out of its authorized but unissued shares of Charter Common Stock or issued shares held in treasury, solely for the purpose of issuance upon exchange of GSHS Shares, such number of shares of Charter Common Stock as may become issuable upon the exchange of all outstanding GSHS Shares as owned at the date of this Agreement by Sellers, exchanged on the basis of the Exchange Price and PGSSV. Charter will take all such actions as may be necessary to assure that all such shares of Charter Common Stock may be issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Charter Common Stock may be listed (except for official notice of issuance which will be immediately transmitted to the applicable stock exchange by Charter upon issuance).

           2.2 Issuance and Delivery of a Note. In the case of a Note Exchange, at the Exchange Closing, Charter shall (a) execute and deliver to the exchanging Seller its Note on the terms and conditions set forth in Section 1.4 or (b) in the event of a Cash Election, pay to Seller a cash payment in the original principal amount of such Note by wire transfer or immediately available funds to an account designated by such Seller at least 2 business days prior to the Exchange Date.

           2.3 Transfer of a Seller's GSHS Shares. At the Exchange Closing for an Exchange, the exchanging Seller shall deliver to Charter one or more GSHS common stock certificates in the name of such Seller and representing the GSHS Shares to be exchanged. The GSHS Shares transferred to Charter upon a Stock or Note Exchange shall be deemed to be transferred to Charter on the Exchange Date. All GSHS shares which are transferred upon an Exchange shall be duly and validly issued, fully paid and nonassessable, not in violation of any pre-emptive rights, and free from all taxes, liens and charges with respect to such shares. Certificates for GSHS Shares being exchanged shall be duly endorsed for transfer or accompanied by duly executed stock powers.

           2.4 Additional Instruments of Transfer. Charter and Sellers agree, from time to time at Charter's or a Seller's, as the case may be, reasonable request and without further consideration, to execute and deliver such instruments of transfer, conveyance and assignment in addition to those delivered pursuant to this Section 2 as Charter or a Seller, as the case may be, shall request to transfer, convey and assign more effectively the shares of Charter Common Stock, a Note or GSHS Shares with respect to an Exchange.


                               SECTION THREE

                         ANTI-DILUTION PROVISIONS

           3.1 Application of Section 3 to GSHS Shares and Charter Common Stock. Charter and Sellers agree that this Section 3 applies to GSHS Shares, Charter Common Stock, PGSSV and the Exchange Price. In the case of GSHS, the terms used in this Section 3 shall have the following meanings: (a) Company shall mean GSHS; (b) Stock shall mean the common stock of GSHS; (c) Price shall mean PGSSV; and (d) New Stock shall mean the class or series of securities received by holders of GSHS Shares in exchange for shares of GSHS Shares upon the occurrence of an event described in Section 3.3. In the case of Charter, the terms used in
Section 3 shall have the following meanings: (a) Company shall mean Charter; (b) Stock shall mean Charter Common Stock; (c) Price shall mean the Exchange Price; and (d) New Stock shall mean the class or series of securities received by holders of Charter Common Stock in exchange for shares of Charter Common Stock upon the occurrence of an event described in Section 3.3.

           3.2 Dividend or Distribution; Subdivision or Combination of Stock. If the Company shall (i) pay a dividend or make a distribution on Stock in shares of such Stock, (ii) subdivide or split the outstanding Stock into a greater number of shares or (iii) combine the outstanding Stock into a smaller number of shares, then the Price in effect immediately prior to such event shall be adjusted so that (A), with respect to the Exchange Price, the Sellers shall be entitled to receive the number of shares of Stock which Sellers would have owned or have been entitled to receive after the occurrence of any of the events described above had such shares been the subject of an Exchange immediately prior to such event or the record date for such event, whichever is earlier; and (B), with respect to PGSSV, PGSSV shall be adjusted to equal the quotient obtained by dividing Seller's GSHS Value by the number of GSHS Shares that would be owned in the aggregate by Sellers immediately after such event (x) if all Sellers immediately prior to such event owned (1) the number of GSHS Shares listed besides Sellers' names in the fourth "WHEREAS" clause, plus (2) the number of GSHS Shares that would have been received in the aggregate by Sellers as the result of previous events of the type described in (i) through (iii) above, and (y) calculated as if no Exchange or other dispositions of GSHS Shares on the part of any Seller had taken place between the date of this Agreement and the event that gives rise to the adjustment. An adjustment made pursuant to this Section 3.2 shall become effective immediately after the close of business on the record date for determination of stockholders entitled to receive such dividend or distribution in the case of a dividend or distribution and shall become effective immediately after the close of business on the effective date in the case of a subdivision, split, combination or issuance.

           3.3 Reorganization, Reclassification, Sale or Merger, Special Dividends. If at any time from the date of this Agreement until the later of (i) the day after the Exchange Closing in which the last GSHS Shares have been exchanged for shares of Charter Common Stock pursuant to this Agreement (the "Last Exchange Closing") or (ii) the end of the Exchange Period, any capital reorganization or reclassification of the capital stock of the Company, any Sale or Merger of the Company (as defined) or any distribution for no consideration, by dividend or otherwise, to the holders of Stock (excluding regular cash dividends in the ordinary course of business) shall be effected in such a way that holders of Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Stock (such stock, securities or assets are referred to together as the "New Stock") then, as a condition of such reorganization, reclassification, Sale, Merger or distribution, lawful and adequate provisions shall be made whereby Sellers and Charter shall thereafter have the right to acquire and receive upon an Exchange, in lieu of or in addition to the shares of Stock receivable in an Exchange immediately prior to such event, such number of shares or other amount of New Stock as would have been issued or paid with respect to the number of shares of Stock involved in an Exchange if the Exchange had occurred immediately prior to reorganization, reclassification, Sale, Merger or distribution. In the event of a Sale or Merger of the Company as a result of which a greater or lesser number of shares of New Stock of the surviving corporation are issuable to holders of Stock outstanding immediately prior to such Sale or Merger, the Price in effect immediately prior to such Sale or Merger shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Stock. Charter shall not effect any such Sale or Merger of Charter, unless prior to the consummation of such Sale or Merger the successor corporation (if other than Charter) resulting from such Merger or Sale or the corporation purchasing such assets shall assume by written instrument the obligation to deliver to Sellers such shares or other amount of New Stock, in accordance with the foregoing provisions, Sellers may be entitled to receive upon an Exchange. For purposes of
Section 3.3, a "Sale or Merger" of the Company shall mean (a) the sale of all or substantially all of the Company's assets followed by a liquidation of the Company, or (b) the acquisition of the Company by another entity by way of merger, consolidation, share exchange or other similar business transaction resulting in the exchange of the Stock of the Company for securities or consideration issued, or caused to be issued, by the acquiring corporation or its parent or subsidiary.

           3.4 Notice of Adjustment. Upon any adjustment of the Price or Stock, then and in each such case Charter shall give written notice to each Seller, which notice shall describe the adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

           3.5 No Dilution or Impairment. Charter will not, by amendment of its certificate of incorporation or through any reorganization, consolidation, dissolution, Sale or Merger, or by any other voluntary act or deed, avoid or seek to avoid the performance or observance of any of the terms of this Agreement, but shall at all times in good faith assist in the carrying out of all provisions of this Agreement and in the taking of all other action which may be necessary or appropriate in order to protect the rights of the Sellers against dilution in an Exchange or in Exchanges.


                                 SECTION FOUR

                              SECURITIES MATTERS

           4.1 Compliance with Section 6.13 of the Stock Purchase Agreement. Charter covenants and agrees with Sellers that it will comply with the provisions of Section 6.13(a) of the Stock Purchase Agreement that relate to the offer and issuance of shares of Charter Common Stock under this Agreement or, as an alternative to such covenant and agreement, Charter represents and warrants to Sellers that it has complied with Section 6.13(b) of the Stock Purchase Agreement prior to the execution of this Agreement.

           4.2 Indemnification. Charter and Sellers mutually covenant and agree that the indemnification provisions of Section 6.13(a) of the Stock Purchase Agreement shall, in accordance with their terms, apply to securities laws aspects of the offer and issuance of shares of Charter Common Stock pursuant to this Agreement.


                                 SECTION FIVE

                                   Rule 144

           For so long as any Seller is or may be subject to the volume and other restrictions of Rule 144 under the Securities Act, Charter shall use diligent efforts to comply with the requirements of Rule 144 applicable to Charter under the Securities Act, as such Rule may be amended from time to time (or any similar rule or regulation adopted by the Securities and Exchange Commission after the date of this Agreement), including but not limited to the availability of current public information to the extent required to enable any Seller to sell shares of Charter Common Stock acquired under the Stock Purchase Agreement and this Agreement pursuant to Rule 144 (or any similar rule or regulation). Upon the request of any Seller, Charter will deliver to such Seller a written statement as to whether it has complied with such requirements.


                                 SECTION SIX

           GSHS SHARES OWNERSHIP REPRESENTATIONS AND WARRANTIES

           6.1 Title. Each Seller has and on an applicable Exchange Date will have good and valid title to the GSHS Shares subject to such Exchange, free and clear of all claims, liens, pledges, options, charges, security interests, encumbrances or other rights of third parties ("Encumbrances"), other than the Stockholders' Agreement dated the date of this Agreement among GSHS, Charter and Sellers (the "Stockholders' Agreement), with full right, power and authority to transfer and sell such GSHS Shares to Charter upon an Exchange.

           6.2 Transfer. The certificate or certificates for GSHS Shares delivered to Charter at each Exchange Closing, and any related instruments of transfer, will be sufficient to transfer and vest in Charter good and valid title to such GSHS Shares, free and clear of all Encumbrances.

                                 SECTION SEVEN

                   CHARTER'S REPRESENTATIONS AND WARRANTIES

           7.1      General.

                    (a) Charter represents and warrants to Sellers as provided in Sections 5.1, 5.2 (but only as it relates to this Agreement), 5.3 (but only as it relates to this Agreement) and 5.5 of the Stock Purchase Agreement.

                    (b) Charter represents and warrants that (i) all shares of Charter Common Stock issued upon an Exchange shall, upon issuance, be duly and validly issued, fully paid and nonassessable, not in violation of any pre-emptive rights, and free from all taxes, liens and charges with respect to such shares; (ii) Charter has reserved and will at all times during the Exchange Period reserve and keep available out of its authorized but unissued shares of Charter Common Stock or issued shares held in treasury, solely for the purpose of issuance upon Exchange of GSHS shares, such number of shares of Charter Common Stock as may become issuable upon the exchange of all outstanding GSHS Shares as owned at the date of this Agreement by Sellers, exchanged on the basis of the Exchange Price and PGSSV.

           7.2 Notes. Charter represents and warrants that each Note issued pursuant to this Agreement will have been authorized and executed and will be binding on Charter to the same extent and effect as Charter has represented the authorization, execution and binding effect of the Stock Purchase Agreement in
Section 5.2 of such agreement.


                                SECTION EIGHT

                  CONDITIONS PRECEDENT TO EACH EXCHANGE

           8.1 Conditions Precedent to the Obligation of Charter to Exchange. The obligation of Charter to issue and deliver certificates for shares of Charter Common Stock or a Note (or cash in lieu of a Note) at an Exchange Closing, is subject to the satisfaction, on or before such date, of the following conditions:

           (a) Performance. The exchanging Seller shall have complied with Sections 1.6, 1.7, 2.3 and 2.4, and shall have performed and complied in all material respects with all other agreements and covenants contained in this Agreement required to be performed or complied with by it prior to or on the date of the Exchange Closing.

           (b) Representations and Warranties True. Each of the representations and warranties of such Seller contained in this Agreement shall be true and correct as of the date of the Exchange Closing.

           (c) All Proceedings to be Satisfactory. All corporate and other proceedings to be taken by the exchanging Seller in connection with Exchange and all related documents shall be satisfactory in form and substance to Charter and its counsel, and Charter and its counsel shall have received all such certified and other copies of such documents as they may reasonably request.

           8.2 Conditions Precedent to the Obligations of Each Seller to Exchange. The obligation of a Seller to deliver GSHS Shares at an Exchange Closing is subject to the satisfaction, on such date, of the following conditions:

           (a) Performance.  Charter shall have complied with Sections 1.7, 2.1,
2.2 (to the extent applicable), 2.4 and 4.1 and shall have performed and complied in all material respects with all other agreements and covenants contained in this Agreement required to be performed or complied with by it prior to or on the date of the Exchange Closing.

           (b) Representations and Warranties True. Each of the representations and warranties of Charter contained in this Agreement shall be true and correct as of the date of the Exchange Closing.

           (c) All Proceedings to be Satisfactory. All corporate and other proceedings to be taken by Charter in connection with the Exchange and all related documents shall be satisfactory in form and substance to such Seller and its counsel, and such Seller and its counsel shall have received all such certified and other copies of such documents as they may reasonably request.


                               SECTION NINE

                              MISCELLANEOUS

           9.1 Applicable Law. The validity, construction and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to any choice of law principles of such State.

           9.2 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, that provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If necessary to effect the intent of the parties, the parties will negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language which as closely as possible reflects such intent.

           9.3 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party to this Agreement may, only by an instrument in writing, waive compliance by the other party to this Agreement with any term or provision of this Agreement. The waiver by any parties to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

           9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts shall have been signed by each party and delivered to the other parties.

           9.5 Entire Agreement. This Agreement, the New Stockholders' Agreement (as defined in the Stock Purchase Agreement) and the other agreements and documents contemplated by such agreements constitute the entire agreement and understanding among the parties to this Agreement and supersede any prior agreement or understanding, whether oral or written, between the parties relating to the matters contemplated by this Agreement.

           9.6      No Assignment.

           (a) No party shall, directly or indirectly, assign this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other parties except as provided in Section 9.6(d); provided, however, that Charter shall have the right to grant to or for the benefit of its lenders under the Credit Agreement (as defined in the Stock Purchase Agreement) a security interest in its rights under this Agreement pursuant to the Credit Agreement and the documents securing the same from time to time.

           (b) Any attempted assignment of this Agreement in violation of this Section 9.6 shall be void and of no effect.

           (c) This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

           (d) A Seller shall have the right to assign to any Third Party Purchaser (as defined in the Stockholders' Agreement) from such Seller and to any transferee in a Permitted Transfer (as defined in the Stockholders' Agreement) pursuant to Section 1.62(f) of the Stockholders' Agreement Seller's right to exchange pursuant to this Agreement the GSHS Shares sold or otherwise transferred to such Third Party Purchaser or such transferee by such Seller.

           9.7 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties and their permitted assigns, and nothing in this Agreement expressed or implied shall give or be construed to give to any person, other than the parties and permitted assigns, any legal or equitable rights under this Agreement.

           9.8 Miscellaneous. The parties acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, in addition to any other remedy to which they may be entitled at law or equity.

           9.9 Additional Remedies. Nothing in this Agreement shall be construed as limiting the right of any party to commence litigation against any other party alleged to be in default under this Agreement. Such litigation shall be in addition to, and not in substitution for, any other remedies that may be available under this Agreement or otherwise.

           9.10 Section Headings. The section headings in this Agreement are inserted for reference only and shall not limit or otherwise affect the meaning of this Agreement. All capitalized terms defined in this Agreement are equally applicable to both the singular and plural forms of such terms.

           9.11 Notices. All notices under this Agreement shall be sufficiently given for all purposes under this Agreement if in writing (a) when delivered personally; (b) three Business Days after mailing in the United States Postal Service; (c) one day after sending by documented overnight delivery service; or
(d) when receipt is confirmed, by telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below. Notices to Sellers shall be addressed to:

                    Blue Cross and Blue Shield of New Jersey, Inc. 3 Penn Plaza East
                    Newark, New Jersey 07105-2200
                    Attention:  Robert J. Pures
                    Telecopier: (201) 466-8288
           with a copy to:

                    Blue Cross and Blue Shield of New Jersey, Inc. 3 Penn Plaza East
                    Newark, New Jersey 07105-2200
                    Attention: Susan S. Connor, Esq.
                    Telecopier: (201) 466-7759

                    Health Care Service Corporation
                    233 North Michigan Avenue
                    Chicago, Illinois 60601
                    Attention:  Sherman Wolff
                    Telecopier: (312) 819-1220

           with a copy to:

                    Kirkland & Ellis
                    200 E. Randolph Drive
                    Chicago, Illinois 60601
                    Attention:  Robert Kinderman, Esq.
                    Telecopier: (312) 861-2200

                    Independence Blue Cross
                    1901 Market Street
                    Philadelphia, Pennsylvania 19103
                    Attention:  Richard J. Neeson
                    Telecopier: (215) 241-3527

           with copies to:

                    Independence Blue Cross
                    1901 Market Street
                    Philadelphia, Pennsylvania 19103
                    Attention:  Patricia R. Hatler, Esq.
                    Telecopier: (215) 241-2426

                    and

                    Dilworth, Paxson, Kalish & Kauffman
                    3200 Mellon Bank Center
                    1735 Market Street
                    Philadelphia, Pennsylvania 19103-7596
                    Attention: Joseph P. Canuso, Esq.
                    Telecopier: (215) 575-7200

                    Pierce County Medical Bureau, Inc.
                    1501 Market Street
                    P.O. Box 2354
                    Tacoma, Washington 98401-2354
                    Attention:  Donald P. Sacco
                    Telecopier: (206) 597-7023
           with a copy to:

                    Karr, Tuttle & Campbell
                    1201 Third Avenue
                    Suite 2900
                    Seattle, Washington 98101
                    Attention:  Walt Maas, Esq.
                    Telecopier: (206) 682-7100

           with a copy of Notices to any Seller to:

                    Venable, Baetjer and Howard, LLP
                    1800 Mercantile Bank and Trust Building
                    Two Hopkins Plaza
                    Baltimore, Maryland 21201
                    Attention:  Alan D. Yarbro, Esq.
                    Telecopier: (410) 244-7742

 or at such other address and to the attention of such other person as each Seller may designate by written notice to Charter. Notices to Charter shall be addressed to:

                    Charter Medical Corporation
                    Suite 1400
                    3414 Peachtree Road, N.E.
                    Atlanta, Georgia  30326
                    Attention:  Michael Catalano
                    Telecopier: (404) 814-5797

           with copies to:

                    Charter Medical Corporation
                    3414 Peachtree Road, N.E.
                    Atlanta, Georgia  30326
                    Attention:  Cherie M. Fuzzell, Esq.
                    Telecopier:  (404) 814-5795

                    and

                    King & Spalding
                    191 Peachtree Street
                    Atlanta, Georgia  30303
                    Attention:  Robert W. Miller, Esq.
                    Telecopier: (404) 572-5144

or to such other address and to the attention of such other person as Buyer may designate by written notice to Sellers.

           IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by a duly authorized officer on the 13th day of December, 1995.


                                    CHARTER:

                                    CHARTER MEDICAL CORPORATION


                                    By:
                                       ----------------------------------------
                                      Name:
                                           ------------------------------------
                                      Title:
                                           ------------------------------------


                                    SELLERS:


                                    BLUE CROSS AND BLUE SHIELD OF NEW JERSEY,
                                    INC.

                                    By:
                                       ----------------------------------------
                                      Name:
                                           ------------------------------------
                                      Title:
                                           ------------------------------------



                                    HEALTH CARE SERVICE CORPORATION

                                    By:
                                       ----------------------------------------
                                      Name:
                                           ------------------------------------
                                      Title:
                                           ------------------------------------


                                     INDEPENDENCE BLUE CROSS

                                     By:
                                       ----------------------------------------
                                      Name:
                                           ------------------------------------
                                      Title:
                                           ------------------------------------



                                     PIERCE COUNTY MEDICAL BUREAU, INC.
                                     By:
                                       ----------------------------------------
                                      Name:
                                           ------------------------------------
                                      Title:
                                           ------------------------------------

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